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                                                      Exhibit 23


           Letterhead of Kenny S&P Evaluation Services
              (a division of J.J. Kenny Co., Inc.)

                         August 25, 1998

 Prudential Securities Incorporated
 1 New York Plaza
 New York, NY  10292


                Re:  National Municipal Trust
                     Post-Effective Amendment No. 3
                     Series 177____________________


 Gentlemen:

           We have examined the post-effective Amendment to the Registration Statement File No. 33-57845 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evalua-tion Services, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

           In addition, we hereby confirm that the ratings indi-cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indi-cated in our KENNYBASE database as of the date of the evalua-tion report.

           You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.


                                    Sincerely,


                                    Frank A. Ciccotto
                                    Frank A. Ciccotto
                                    Vice President